Exhibit 10.5

MANAGEMENT FEES AND SHARE OF DIRECTORS REMUNERATION AGREEMENT

This Management Fees and Share of Directors Renumeration Agreement (the “Agreement”) is made and entered into as of this 1st day of April 2021, by and between:

Fashion Focus Manufacturing Limited, a company incorporated under the laws of Hong Kong, with its principal office located at 15th Floor, Pacific Trade Centre, 2 Kai Hing Road, Kowloon, Hong Kong (“FFML”).

and

Prospect Focus Ltd, a company incorporated under the laws of Hong Kong, with its principal office located at 15th Floor, Pacific Trade Centre, 2 Kai Hing Road, Kowloon, Hong Kong (“PF”),

MANAGEMENT FEES

FFML provides the following services to PF: -

1.	Usage of Office premise at 15th Floor, Pacific Trade Centre, 2 Kai Hing Road. Kowloon, Hong Kong

The above said address is provided to PF as a registered office, place of work and corresponding address by FFML.

2.	Accounting and Treasury functions

FFML has a total of 6 staff providing accounting and treasury functions to PF.

3.	Human Resource and Administrative functions

FFML has a total of 3 staff providing human resource and administrative work to PF.

4.	Product Development and Sample Production

FFML provides product development of products to clients of PF. The services involved design and engineering of products, recommendation of materials and suppliers and confirmation of design pattern to clients.

FFML will produce the samples for confirmation with the clients.

5.	Purchasing function

FFML will provide purchasing function to PF for main raw materials from suppliers.

In consideration of the above services rendered by FFML, FFML shall levy a management fee of 1.6% over the sales generated by PF.

SHARE OF DIRECTORS REMUNERATION

The Directors of FFML provides sales and marketing functions, production planning advice, and other strategic directions to PF.

FFML shall charge PF for the share of the directors remuneration of USD114,000 per annum which represents approximately 20% of the total directors remuneration.

The charges shall not exceed USD114,000 per annum in the event that there are increase of the directors remuneration.

DURATION OF THE AGREEMENT

This Agreement shall be effective from pt 1stApril 2021 and will be effective for 5 years.

TERMINATION OF THE AGREEMENT

This Agreement shall be terminated with 3 months written notice from either party. The notice period may be waived by FFML as it deems fit.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Country of Hong Kong, without regard to its conflict of law principles.

ENTIRE AGREEMENT

This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, and representations, whether written or oral.

AMENDMENT

Any amendment or modification of this Agreement must be in writing and signed by both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FASHION FOCUS MANUFACTURING LIMITED

/s/ David Tai Wai MIAQ
Name:	David Tai Wai MIAQ
Title:	Director
Date:	1st April 2021

Prospect Focus Limited

Name:	Duncan Miao
Title:	Director
Date:	1st April 2021

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